Exhibit 10.2b

Amendment to Employment Agreement
By and between Matthew M. O’Connell and Geoeye, Inc.
As effective October 27, 2003

This Amendment to the existing Employment Agreement by and between Matthew M. O’Connell and Geoeye, Inc. effective as of October 27, 2003 (the “Agreement”) is to comply with recent IRS requirements relating to the payment of deferred compensation. This Amendment does not change the aggregate amount of the benefits payable under the Agreement. Effective as if included originally in the Agreement, the parties hereby agree that the Agreement is hereby amended as follows:

1.            Section 2.4 of the Agreement is hereby amended by adding the following sentence to the end thereof:

“Any bonus payable pursuant to this Section 2.4 shall be paid no later than March 15 of the year following the year in which such bonus was earned.”

2.            The third sentence of the first paragraph of Section 6(a) is hereby amended to read as follows:

“If the Company terminates your employment without Cause at any time, you will receive as Severance Benefits: (i) regular bi-weekly payments equal to your usual base salary, less payroll deductions and required withholdings, for twelve (12) months (the ‘Severance Period’), with such payments beginning on the date of your termination of employment, (ii) a payment of that portion of the bonus, if any, you are entitled to for the calendar year based upon performance for such year pro-rated based upon the number of full months you were employed in such year, payable at the time such amount would otherwise have been due, but in no event later than March 15 of the year following the year in which such bonus was earned ((i) and (ii) are sometimes collectively referred to as the ‘Severance Payments’), and (iii) continuation of all group health and life insurance benefits during the Severance Period, in exchange for the execution of a release of all claims against the Company in form satisfactory to the Company.”

3.            Section 6(a) of the Agreement is hereby amended by adding the following paragraph after the end of the first paragraph thereof:

“Notwithstanding anything in this Agreement to the contrary, if the amount described clause (i) of the preceding paragraph above exceeds an amount (the ‘Unrestricted Amount’) equal to two times the lesser of (A) your annual compensation based on the annual rate of pay from the Company for the calendar year preceding the calendar year of the severance date (adjusted for any increase in such annual rate of pay during the calendar year of the severance date that was expected to continue indefinitely if you had not terminated employment) or (B) the maximum amount that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code, then no more than the Unrestricted Amount may be paid in the six months following the severance date and the bi-weekly payments shall be reduced to comply with this limitation. If the monthly payments are reduced to comply with such limitation, any amount not paid in the initial six months following the severance date shall be paid in a lump sum six months and two days after the severance date and thereafter the bi-weekly payments shall continue through the remainder of the Severance Period.”

4.            Section 7 of the Agreement is amended by adding a new Section 7.10 thereto:

“7.10            Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (‘Section 409A’), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).”

The parties have executed this Amendment this 24th day of December 2008, effective as of the date specified herein.

GEOEYE, INC.

By:	/s/ William L. Warren
Name:	William L. Warren
Title:	SVP. General Counsel & Secretary

EMPLOYEE

/s/ Matthew M. O’Connell
Matthew M. O’Connell